AMERICAN REALTY CAPITAL PROPERTIES, INC.
EQUITY PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), dated as of [______], 2011 (the “Grant Date”), is made by and between American Realty Capital Properties, Inc., a Maryland corporation (the “Company”), and ARC Properties Advisors, LLC, a Delaware limited liability company (the “Grantee”).

WHEREAS, the Company has adopted the American Realty Capital Properties, Inc. Equity Plan (the “Plan”), pursuant to which the Company may grant to the Grantee Restricted Stock, the grant of which may be subject to vesting and forfeiture conditions;

WHEREAS, the Grantee is providing bona fide services to the Company on the date of this Agreement; and

WHEREAS, the Company desires to grant to the Grantee the number of shares of Restricted Stock provided for herein.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Grant of Restricted Stock Award

(a)           Grant of Restricted Stock.  The Company hereby grants to the Grantee Restricted Stock in the amount of [_____] shares of Manager’s Stock (the “Granted Restricted Stock”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b)           Incorporation of Plan.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and its representatives in respect of any questions arising under the Plan or this Agreement.

Section 2. Terms and Conditions of Award

The grant of the Granted Restricted Stock provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a)           Restrictions.  The Granted Restricted Stock and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, prior to the lapse of restrictions set forth in this Agreement applicable thereto, as set forth in Section 2(d).  The Board may, in its discretion, cancel all or any portion of any outstanding restrictions prior to the expiration of the periods provided under Section 2(d).  The period from the date of grant of a share of Granted Restricted Stock to the date it becomes vested shall be referred to herein as the “Restricted Period.”  Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of the Granted Restricted Stocks in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

(b)          Dividend/Distribution Equivalents.

(i)           Subject to Section 2(b)(ii), the Grantee shall be paid as of each date (a “Dividend Date”) on which cash dividends and cash distributions are paid with respect to shares of Stock underlying as yet unpaid shares of Granted Restricted Stock an amount equal to the amount paid to each Company stockholder with respect to the same number of shares of Stock, provided that the record date with respect to such dividend or distribution occurs within the Restricted Period.  Additional shares of Restricted Stock shall be credited to the Grantee’s account as of each Dividend Date on which dividends and distributions and/or special dividends and distributions that are paid in a form other than cash are paid with respect to Stock, provided that the record date with respect to such dividend or distribution occurs within the Restricted Period.  The number of shares of Restricted Stock to be credited to the Grantee’s account with respect to this Award as of any Dividend Date shall equal the quotient obtained by dividing (i) the product of (1) the number of shares of Restricted Stock credited to such account on the record date for such dividend or distribution and (2) the per share dividend (or distribution value) payable on such Dividend Date, by (ii) the Fair Market Value of a share of Stock as of such Dividend Date.

(ii)           Cash dividends and cash distributions on shares of Granted Restricted Stock shall be deferred until such time that the Company covers the payment of dividends on shares of the Common Stock for six (6) consecutive months from the Company’s funds from operations (as defined by the Company), adjusted to exclude acquisition-related fees and expenses (the “Dividend Triggering Event”).  Following the Dividend Triggering Event, cash dividends and cash distributions on the Granted Restricted Stock shall be paid in accordance with the Company's charter.

(c)           Certificate; Restrictive Legend.  The Grantee agrees that any certificate issued for Granted Restricted Stock prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the “Restrictions”), contained in the American Realty Capital Properties, Inc. Equity Plan and an agreement entered into between the registered owner and American Realty Capital Properties, Inc.  Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

(d)           Lapse of Restrictions; Forfeiture.  Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(a) shall lapse with respect to eight and one-third percent (8-1/3%) of the shares of Granted Restricted Stock on the last day of each calendar quarter, commencing with the calendar quarter ending  [_______], 2011.  There shall be no proportionate or partial vesting in the periods prior to any vesting date.

Notwithstanding the foregoing, the Granted Restricted Stock and any then accumulated but unpaid dividend equivalents and distribution equivalents thereon shall become immediately vested, payable and free of transfer restrictions upon a Change in Control.

Upon termination of the Management Agreement either (i) by the Company for “cause” (as defined in the Management Agreement) or (ii) by the Grantee other than for “cause” (as defined in the Management Agreement), any as yet unvested shares of Granted Restricted Stock and any accumulated but unpaid dividend equivalents and distribution equivalents thereon shall be immediately forfeited.  Upon termination of the Management Agreement under any circumstances other than as described in the immediately preceding sentence, the Granted Restricted Stock granted hereunder and any accumulated but unpaid dividend equivalents and distribution equivalents thereon shall become immediately vested and payable.

Such shares of Granted Restricted Stock and any accumulated but unpaid dividend or distribution equivalents forfeited pursuant to this Section 2(d) shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither the Grantee nor any of the Grantee’s successors or assigns shall thereafter have any further rights or interests in such shares, certificates, dividends and distributions.  If certificates containing restrictive legends shall have theretofore been delivered to the Grantee, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.

Section 3. Miscellaneous

(a)           Taxes.  The Grantee shall be solely responsible for all applicable foreign, federal, state, provincial and local taxes with respect to the Granted Restricted Stocks; provided, however, that at any time the Company is required to withhold any such taxes, the Grantee shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes that the Company is required to withhold at any time.  In the absence of such arrangements, the Company or one of its Affiliates shall have the right to withhold such taxes from any amounts payable to the Grantee, including, but not limited to, the right to withhold shares of Common Stock otherwise deliverable to the Grantee hereunder.  If the Grantee properly elects (as permitted by Section 83(b) of the Code) within thirty (30) days after the Grant Date of the Granted Restricted Stocks to include in gross income for federal income tax purposes in the year of issuance the fair market value of all or a portion of such Granted Restricted Stocks, the Grantee shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the applicable Granted Restricted Stocks.  If the Grantee shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the Granted Restricted Stocks, as well as the rights set forth in this Section 3(a).  The Grantee acknowledges that it is the Grantee sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Grantee elects to utilize such election.

(b)           Notices.  Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to the President of the Company at the principal office of the Company and, in the case of the Grantee, to:

ARC Properties Advisors, LLC
405 Park Avenue
New York, New York 10022
Facsimile No.:  (212) 421-5799
Attention:  William M. Kahane

(c)           No Right to Continued Service.  Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue in the service of the Company or shall interfere with or restrict in any way the right of the Company, which is hereby expressly reserved, to terminate the Management Agreement in accordance with its terms.

(d)           Bound by Plan.  By signing this Agreement, the Grantee acknowledges that its authorized representative has received a copy of the Plan and has had an opportunity to review the Plan and has agreed to bind the Grantee with respect to all the terms and provisions of the Plan.

(e)           Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and its successors and assigns.

(f)           Invalid Provision.  The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(g)           Modifications.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(h)           Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(i)           Governing Law.  This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Maryland.

(j)           Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(k)           Counterparts.  This Agreement may be executed in counterparts (including by facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of [_____], 2011.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:
Name:
Title:

ARC PROPERTIES ADVISORS, LLC

	By:	American Realty Capital II, LLC,
its Sole Member

By:
Name:
Title: Manager